Clawback Policy

Each current or former executive officer of Chemtura Corporation or any of its subsidiaries (the “Company”) who have at any time been an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, shall repay to the Company any cash bonus or other incentive-based compensation (other than time-based stock options) received by him or her based on the Company’s financial results for any fiscal period beginning on or after January 1, 2013, including compensation received under the 2011 Chemtura Corporation Management Incentive Plan, or any successor plan, if and to the extent:

•	such cash bonus or other incentive-based compensation was based on the achievement of financial results that, within three years after receipt of such cash bonus or other incentive-based compensation by such executive officer, become the subject of a restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirement under applicable securities law (but, for avoidance of doubt, not a restatement caused by a change in applicable accounting rules, interpretations or policies or a change in the Company’s application of such policies);

•	the amount of such cash bonus or other incentive-based compensation that would have been received by the executive officer had the financial results been properly reported would have been lower than the amount actually received; and

•	The Board of Directors of the Company (the “Board”) determines in its sole discretion that it is in the best interests of the Company and its stockholders to seek repayment of all or any portion of such cash bonus or other incentive-based compensation.

The Board shall have full and final authority to make all determinations under this policy, including, without limitation, whether the policy applies and, if so, the amount of cash bonus or other incentive-based compensation, if any, to be repaid by any executive officer. In determining whether to seek repayment, the Board may take into account any considerations it deems appropriate, including whether and to what extent (1) the restatement impacted the timing of recognition (rather than the amount) of certain items or revenue or expense, (2) the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation and (3) the executive officer was responsible for the noncompliance that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempt to seek repayment of bonuses or other compensation.

All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, its stockholders and employees. All determinations of the Board hereunder shall be made by a vote of a majority of the disinterested members of the Board.

Each executive officer shall be required to execute an acknowledgment of this policy as a condition to receiving any cash bonus or other incentive-based compensation that may be the subject hereof. The Board may seek recoupment under this policy from the executive officers subject to this policy from any and all of the following sources: prior cash bonuses or incentive-based compensation payments; future payments of cash bonuses or incentive-based compensation; cancellation of outstanding equity awards; future equity awards; direct repayment; and deferred compensation.

If any provision of this policy or the application of any such provision to any executive officer subject to this policy shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company and its subsidiaries.

This policy may be waived, amended, modified or rescinded at any time in the sole discretion of the Board. The Board acknowledges that this policy will be amended if and as required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations promulgated thereunder.

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